                                                                       EXHIBIT 5
                                                                           TAB W

EXHIBIT B
---------

                                  LAW OFFICES

                                 DAVID M. KAYE
                               744 BROAD STREET

                           NEWARK, NEW JERSEY 07102

                           ------------------------

                                (201) 242-1515

   FACSIMILE                                              67 WALL STREET
(201) 622-5515                                               SUITE 2411
                                                        NEW YORK, N.Y. 10005

   As of May 31, 1990


   Board of Directors
   AVE, INC.
   26935 Calamine Drive
   Agoura, California 91301


   Re:  Tradeability of Shares of AVE, INC.
        f/k/a Walsh Communications Group, Inc.,
        f/k/a De Luxe Onyx Company
        ---------------------------------------


   Gentlemen:

   You have requested that I render an opinion with respect to the tradeability under the Securities Act of 1933, as amended (the "1933 Act"), of the issued and outstanding shares of common stock, $.00l par value per share, of AVE, INC., f/k/a Walsh Communications Group, Inc., f/k/a De Luxe Onyx Company (the "Company").

   In rendering my opinion, I have examined certain documents supplied to me by the Company, including, but not limited to, the Company's Articles of Incorporation and Amendments, Certificate and Agreement of Merger dated January 23, 1987, certificate of corporate status from the State of Nevada dated May 7, 1990, and Information Statement pursuant to Rule l5c2-11 under the Securities Exchange Act of 1934, as amended (the "1934 Act"). In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and the conformity with originals of all documents submitted to me as copies. In rendering this opinion, I have assumed and relied upon the accuracy of all information provided to me by the Company. As to various questions of fact material to my opinion, I have relied upon the information provided to me by the Company and upon oral statements of officers of the Company.

   From an examination of the foregoing materials and documents, it appears that the Company was incorporated as De Luxe Onyx Company on January 11, 1921 under the laws of the State of California. By August 8, 1922, the Company had at least 101 shareholders and 3,000 shares of common stock outstanding. On or about January 20, 1987, shareholders of the Company voted to change its domicile to the State of Nevada, its name to Walsh Communications Group, Inc., change the total authorized capital of the Company to 50,000,000 shares of common stock, $.001 par value per share, and split the

 LAW OFFICES
DAVID M. KAYE

    Page 2


3,000 issued and outstanding shares of common stock on a 1,000 to 1 basis. Upon completion of the exchange, there were 3,000,000 shares of common stock outstanding. The Company issued 6,000,000 shares of its common stock for the common stock of another corporation. On October 5, 1990, the Company was renamed to AVE, INC. and issued an additional 11,700,000 shares of its common stock in exchange for certain motion picture equipment, sets and services. On May 4, 1990, an amended Articles of Incorporation were filed in the State of Nevada to change the name to AVE, INC.

The purpose of this letter is not to express an opinion as to the foregoing transactions and distribution of shares by the Company in connection therewith, but simply to give an opinion as to the tradeability of the Company's shares of common stock in secondary trading transactions.

Section 5 of the 1933 Act prohibits, among other things, the sale of a security unless a registration statement is in effect or an exemption from the registration requirement is available. As a result, any holder of shares of the common stock of the Company must establish his individual entitlement to an exemption from the registration requirements of Section 5 of the Act for any transaction in such shares which he desires to affect.

Section 4(1) of the 1933 Act, which exempts "transactions by any person other than an issuer, underwriter or dealer" is commonly referred to as the "ordinary trading exemption" and is the most commonly used exemption for resales of securities by the investing public. Section 4(1) was intended to exempt only routine trading transactions between individual shareholders with respect to securities already issued and not to exempt distributions by issuers or acts of other individuals who engage in steps necessary to such distributions.

An "issuer" is defined under Section 2(4) of the 1933 Act to include every person who issues or proposes to issue any security. The Company is included within this definition. Also included within this definition are individuals who directly or indirectly are in control of, controlled by or under common control with the Company and are deemed to be "affiliates" of the issuer. Both Rule 405 and Rule 144 define "control", "controlling", "controlled by", "under common control with" and "affiliate" generally as one who directly or indirectly, through one or more intermediaries, controls, or is controlled by, or in common control with the issuer (i.e., AVE, INC.). Please note that officers, directors, and/or shareholders owning 10% or more of the issued and outstanding shares of a corporation are deemed to be in control.

An "underwriter" is broadly defined under Section 2(11) of the 1933 Act to mean "any person who has purchased from an issuer with a

                                  LAW OFFICES

                                 DAVID M. KAYE
                                     Page 3

      view to, or offers or sells for an issuer in connection with, the distribution of any security or offers or sells for an issuer in connection with, the distribution of any security or participates or has a direct or indirect participation in any such undertaking, or participates or has a participation in the direct or indirect underwriting of any such undertaking". A securities firm which undertakes to sell an issuer's securities to the public is clearly an underwriter. However, individual investors who are not professionals in the securities business can also be considered to have sold for the issuer "in connection with" a "distribution", and thus to be a so--called "statutory underwriters" if they resell restricted securities in a public distribution. Persons in a "control" relationship with the issuer can also become underwriters by selling securities in a manner that constitutes participation in a public distribution. Over the years, the term "underwriter" has proven to be an elusive concept.

      A "dealer" is defined under Section 2(12) of the 1933 Act as any person who engages either for all or part of his time, directly, or indirectly, as agent, broker or principal, in the business of offering, buying, selling, or otherwise dealing or trading in securities issued by another person. Generally, individual shareholders will not be deemed to be in the business of trading in securities, and therefore will not be considered dealers, as a result of his involvement in a single and isolated transaction.

      Brokers who may wish to engage in transactions in the shares of common stock of the Company that are within the purview of the opinion expressed in this letter should be advised that they are obliged to make proper inquiry of shareholders proposing to sell their shares to determine that such selling shareholders qualify for the exemption provided under Section 4(1) of the 1933 Act, that is, that such shareholders are not issuers, dealers, underwriters, control persons or affiliates of the Company, and therefore prohibited from selling under the exemption provided by Section 4(1). Any proposed seller who is an officer or director of the Company, and/or holds beneficially and of record, either directly or indirectly, 10% or more of the shares of common stock of the Company then outstanding, is not eligible for the exemption from registration provided by Section 4(1) of the 1933 Act. Such shareholders may fall within the meaning of "underwriters" as that term is defined in the 1933 Act, and therefore can only resell their shares in compliance with Rule 144 promulgated by the Securities and Exchange Commission pursuant to the 1933 Act ("Rule 144"). Such shareholders should obtain legal opinions from their attorneys to determine if they qualify for sales under Rule 144 prior to any resale of their shares.

      While Rule 144 is not the exclusive means for reselling unregistered securites and securities held by affiliates without

                                  LAW OFFICES

                                 DAVID M. KAYE
                                    Page 4


      registration, compliance with the Rule 144 by these or any other shareholders would allow the sale of unregistered securities without a question. Rule 144 is a so--called "safe harbor" rule which if complied with, should eliminate any questions as to whether or not a shareholder selling restricted shares has acted as an "underwriter".

      While it is not the purpose of this opinion to determine the eligibility of individual shareholders, it is my intent to give an opinion that those shareholders who qualify in general for the exemption provided by Section 4(1) of the 1933 Act, or who comply with Rule 144, may resell their securities without registration under Section 5. In connection therewith, the Company and its officers and directors, have an affirmative duty under the 1933 Act to take reasonable measures to prevent violations of the 1933 Act by holders of the Company's common stock. In order to protect the Company from any SEC allegation that it has aided and abetted violations of the 1933 Act, it should at the very least provide its transfer agent a copy of this opinion and determine those shareholders of record who appear to be affiliates or to have directly acquired their shares from affiliates.

      The availability of the Section 4(1) exemption, as well as Rule 144, is conditioned on the existence of adequate current public information as specified in Rule 15c2--11. Broker--dealers cannot publish bid and asked quotations for the Company's shares unless there is publicly available certain information about the Company which is specified in Rule 15c2-ll under the 1934 Act including current financial information. The Company has prepared an Information Statement with accompanying exhibits thereto in an attempt to comply with this rule. I have not examined the Information Statement as to the sufficiency of the information provided therein and this opinion is not directed to, and in no way should be interpreted as, an opinion as to the availability of the information or the sufficiency of information available to the brokerage community either in compliance with the provisions of Rule 15c2--ll or otherwise. Each broker-dealer will have to satisfy itself as to the sufficiency of the information available to it and the public as well as the broker's customers.

      In addition, although this letter expresses my opinion cornerning the tradeability under the 1933 Act of the issued and outstanding shares of the common stock of the Company, broker--dealers and other persons are hereby cautioned that transactions in the shares of common stock of the Company may be made in only those states in which the shares have been registered or are exempt from registration under the applicable state blue sky laws. This opinion is not directed to, and in no way should be interpreted as, an opinion as to the applicability of and/or compliance with any such state blue sky laws.

                                  LAW OFFICES

                                 DAVID M. KAYE
                                     Page 5


      I would caution you that opinion letters of counsel are not binding upon the Securities and Exchange Commission nor the courts, and to the extent that persons relying on this letter may have knowledge of facts or circumstances which are contrary to those upon which this opinion is based, then the opinion would not be applicable.

      This opinion is limited in its use to the Company and to those broker-dealers submitting quotations on its common stock to a quotation medium. No other person may rely upon the opinion set forth herein. This opinion is given as of the date hereof.

      Very truly yours,


      /s/ David M. Kaye
      David M. Kaye

DMK:jsw

                                                                           TAB X

                [LETTERHEAD OF O. ROBERT MEREDITH APPEARS HERE]

May 18, 1988

Walsh Communications Group, Inc.
6363 Sunset Blvd., Suite 930
Los Angeles, CA 90028

Re:  Tradeability of Shares of Walsh Communications Group, Inc.
     (FKA: De Luxe Onyx Company)

Dear Sirs:

You have requested that I render an opinion as to the affect that the Securities and Exchange Commission Authorization Act of 1987 (Sec. 203, Pub. Law 100-181, 101 Stat. 1249) ("The Act of December 4, 1987") has on the transferability of certain shares of Walsh Communications Group, Inc., a Nevada corporation (Walsh) formerly known as "De Luxe Onyx Company". After a review of the relevant law, I am of the opinion that the deletion of the language of former Section 3(a)(1) of the Securities Act of 1933, as amended (the "1933 Act") has no material affect on the ability of certain present shareholders of Walsh to avail themselves of the exemption provided by Section 4(1) of the 1933 Act to effect market transactions in their securities.

The securities in question were originally issued by Walsh during the period of January 11, 1921 through August 7, 1922. During that period Walsh issued 3,000 shares to 101 shareholders of record. Those securities that were bona fide issued to the public prior to July 1933 would have been exempt under former
Section 3(a)(1) of the 1933 Act. However, the Act of December 4, 1987 struck from Section 3(a)(1) of the 1933 Act the language:

        Section (a) Except as hereinafter provided the provisions of this title shall not apply to any of the following classes of securities: (a) Any security which, prior to or within sixty days after the enactment of this title, has been sold or disposed of by the issuer or bona fide offered to the public, but this exemption shall not apply to any new offering of any such security or an issuer or underwriter subsequent to such sixty days;

and substituted the following language:

Walsh Communications Group, Inc.
May 18, 1988
Page 2
        Section 3(a) Except as hereinafter provided the provisions of this title shall not apply to any of the following classes of securities, (1) Reserved.

As a result, any holder of such shares has, since December 4, 1987, been obliged to establish his individual entitlement to an exemption from the registration requirements of Section 5 of the 1933 Act for any transaction in such shares which he desired to affect. The exemption most typically relied upon for such secondary transactions has been Section 4(1) of the 1933 Act which exempts transactions by persons other than "issuers", "underwriters" or "dealers" from the registration requirements of Section 5. Accordingly, no such exemption is, or ever has been available to a holder of Section 3(a)(1) exempt shares who was an "issuer" or "underwriter" of the securities as those terms are defined by the 1933 Act.

Section 4(1) of the 1933 Act reads:

        Section 4. The provisions of Section 5 shall not apply to (1) transactions by any person other than an issuer, underwriter or dealer.

Section 4(1) was intended to exempt only routine trading transactions between individual shareholders with respect to securities already issued and not to exempt distributions by issuers or acts of other individuals who engage in steps necessary to such distributions. Therefore, an understanding of the terms "issuer", "affiliate", "control person", "underwriter", and "dealer" are important in determining if a new offering may be involved which would require registration.

An "issuer" is defined under Section 2(4) of the 1933 Act to include every person who issues or proposes to issue any security. Walsh is included within this definition. Also included within this definition are individuals who directly or indirectly are in control of, controlled by or under common control with Walsh and are deemed to be "affiliates" of the issuer. Both S.E.C. Rule 405 and Rule 144 define "control", "controlling", "controlled by", "under common control with" and "affiliate" generally as one who directly or indirectly, through one or more intermediaries, controls, or is controlled by, or in common control with an issuer (i.e., Walsh). The Securities and Exchange Commission has set an arbitrary rule that shareholders owning 10% or more of the issued and outstanding shares of a corporation are in control.

An "underwriter" is broadly defined under Section 2(11) of the 1933 Act to mean any person who has purchased from an "issuer" with a view to, or offers or sells for an issuer in connection

Walsh Communications Group, Inc.
May 18, 1988
Page 3

with, the distribution of any security, or participates or has a direct or indirect participation in any such undertaking, or participates or has a participation in the direct or indirect underwriting of any such undertaking. The interpretation of this definition has traditionally focused on the words "with a view to" in the phrase "purchased from an issuer with a view to
 ...distribution." Individual shareholders who are not professionals in the securities business may also be underwriters within the meaning of that term as used in the 1933 Act if they act as links in a chain of transactions through which securities move from an issuer to the public. Because the statutory language of Section 2(11) is in the disjunctive, it is insufficient to conclude that a shareholder is not an underwriter solely because he did not purchase securities from an issuer with a view to their distribution. It must also be established that the shareholder is not offering or selling for an issue (i.e. Walsh) in connection with the distribution of the securities, does not participate or have a direct or indirect participation in any such undertaking, and does not participate or have a participation in the direct or indirect underwriting of such an undertaking. Subsequent acts and circumstances such as the length of time the shareholder has held the securities and whether there has been an unforeseeable change in circumstances of the shareholder have been considered in determining whether such shareholder took with a view to distribution at the time of his acquisition.

A "dealer" is defined under Section 2(12) of the 1933 Act as any person who engages either for all or part of his time, directly, or indirectly, as agent, broker, or principal, in the business of offering, buying, selling, or otherwise dealing or trading in securities issued by another person. Generally, individual shareholders will not be deemed to be in the business of trading in securities, and therefore will not be considered dealers, as a result of his involvement in a single and isolated transaction. Further individual shareholders who deal with securities personally owned by them and not securities issued by another person generally do not fall within the definition of dealer.

A review of Walsh's transfer records reflect that a number of Walsh's present shareholders, acquired their shares from predecessor shareholders who in all likelihood could not be deemed to be affiliates in a transaction, or series of transactions, that would be exempt under Section 4(1) of the 1933 Act. It is unclear, but possible that there may have been a number of transactions in violation of Section 5 of the 1933 Act, but I am of the opinion that as to these shareholders the statute of limitations under Section 13(1) of the 1933 Act has run. Section 13(1) denotes the statute of limitations for violations of Section
5. An action must be brought within one year of the

Walsh Communications Group, Inc.
May 18, 1988
Page 4

violation upon which the action is based. Absolute cutoff for bringing an action in any case is three years after the security was bona fide offered to the public. Other present shareholders, however, have acquired their shares from predecessor shareholders who by definition would be construed to be affiliates of Walsh. These shareholders may fall within the meaning of "underwriters"as that term is defined in the 1933 Act, and therefore can only re-sell their shares in compliance with Rule 144 promulgated by the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended ("Rule 144"). These shareholders should obtain legal opinions from their attorneys to determine if they qualify for sales under Rule 144 prior to any re-sale of their shares. While Rule 144 is not the exclusive means of qualifying for the Section 4(1) exemption, compliance with the Rule by these shareholders would allow the sale of unregistered securities without question. Rule 144 is a so-called "safe harbor" rule which is complied with, should eliminate any questions as to whether or not a shareholder selling restricted shares has acted as an "underwriter".

In general, Rule 144 provides that a person seeking to re-sell restricted securities will be presumed not to be an "underwriter" when he sells, and thus be entitled to the 491) exemption if (1) when he sells, there is publicly available current information about the issuer as specified in Rule 144(c), and
(2) the Seller has beneficially owned the Securities for more than 2 years, and
(3) the shares are sold in limited amounts as defined by paragraph (e) of Rule 144, and (4) the shares are sold in normal broker transactions, after (5) filing a notice of intent to sell with the S.E.C. on Form 144.

Paragraph (k) of Rule 144 allows shareholders who have held their shares for a period of 3 years or more and who have not been affiliates of Walsh for 90 days preceding any proposed sale or transfer, to sell or transfer such shares in any manner they wish without the requirement of registration and without complying with the requirements of paragraphs (c) Current Public Information, (e) Limitation on Amount of Securities Sold, (f) Manner of Sale (i.e. sold in a brokerage transaction), and (h) Notice of Proposed Sale of Rule 144.

While it is not the purpose of this opinion to go into the eligibility of individual shareholders, it is my intent to opine that those shareholders who qualify in general for the exemption provided by Section 4(1) of the 1933 Act, or who comply with Rule 144, may re-sell their securities without registration under Section 5. Walsh and its officers and directors, however, have an affirmative duty under the 1933 Act to take reasonable measures to prevent violations of the 1933 Act by holders of Walsh shares. In order to protect Walsh from the S.E.C.

Walsh Communications Group, Inc.
Page 5
May 18, 1988

allegation that it has aided and abetted violations of the 1933 Act it should, at the very least, provide its transfer agent a copy of this opinion, and determine those shareholders of record who appear to be affiliates or to have directly acquired their shares from affiliates. Such shareholders should be notified that they should obtain a legal opinion as to their ability to qualify for the exemption provided by Section 4(1) of the 1933 Act or their ability to rely on Rule 144 prior to any re-sales of their securities. It is possible that undisclosed persons might own more than 10% of Walsh's shares without that fact being disclosed by Walsh's transfer records. This opinion therefore does not apply to any such affiliates, control persons or undisclosed "control blocks", which may or may not exist.

Brokers who may wish to engage in transactions in the shares of Walsh that are within the purview of the opinions expressed in this letter should be advised that they are also obliged to make proper inquiry of shareholders proposing to sell their shares to determine that such selling shareholders qualify for the exemption provided under Section 4(1) of the 1933 Act. That is, that such shareholders are not issuers, dealers, underwriters, control persons or affiliates of Walsh, and therefore prohibited from selling under the exemption provided by Section 4(1). Any proposed seller who is an officer or director of Walsh, and/or holds beneficially and of record, either directly or indirectly, more than 10% of the common shares of Walsh then outstanding, is not eligible for the exemption from the registration provided by Sections 491) of the 1933 Act.

Finally, the availability of the Section 4(1) exemption is conditioned on the existence of adequate current public information as specified in S.E.C. Rule 15c2-11. Broker-dealers cannot publish bid and ask quotations for Walsh's shares unless there is publicly available certain information about Walsh which is specified in S.E.C. Rule 15c2-11 under the Exchange Act of 1934 including current financial information. Walsh has prepared an information statement with accompanying exhibits thereto in an attempt to comply with this rule. I have not examined the information statement and this opinion is not direct to, and in no way should be interpreted as, opining to the availability of information or the sufficiency of information available to the brokerage community either in compliance with the provisions of Rule 15c2-11, subsection a(5) or otherwise. Each broker-dealer will have to satisfy itself as to the sufficiency of the information available to it and the public as well as the broker's customers.

In conclusion, it is my opinion that the Securities and Exchange Commission Authorization Act of 1987 would not prohibit certain

Walsh Communications Group, Inc.
May 18, 1988
Page 6

the exemption provided by Section 4(1) of the 1933 Act or are able to avail themselves of Rule 144, and who can trace their ownership of their shares back to the shares issued by Walsh (originally known as "De Luxe Onyx Company") prior to July 27, 1933 from effecting market transactions in their shares.

Sincerely,

/s/ O. ROBERT MEREDITH
O. Robert Meredith
Attorney at Law


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